Grantham, Mayo, Van Otterloo & Co. LLC

MEMORANDUM

To:              David Lyons
Matthew Dunlap

From:              Judith Lyden

cc:              Andy Luu

Date:              October 27, 2009

Re:              GMO Trust - Item 77 Attachments - Form N-SAR
For Period March 1, 2009 through August 31, 2009 (and current)

Item 7

As a reminder to update your report under Item #7:
•	GMO U.S. Quality Fund changed its name to: GMO Quality Fund, effective June 1, 2009
•	GMO Asset Allocation International Bond Fund – new series of the Trust became effective June 30, 2009
•	GMO World Opportunity Overlay Share Fund - new series of the Trust became effective June 30, 2009

Item 77E:  Legal Proceedings
Series 15 – GMO Emerging Markets Fund
Indian regulators have alleged that the Fund violated certain conditions under which it was granted permission to operate in India and have restricted a portion of the Fund’s locally held assets pending resolution of the dispute.  The amount of these restricted assets represents less than 0.01% of the Fund’s net assets as of August 31, 2009.   The valuation of this possible claim and all matters relating to the Fund's response to these allegations are subject to the supervision and control the Trust's Board of Trustees, and all costs in respect of this matter are being borne by the Fund.

Series 41 – GMO Special Purpose Holding Fund
As disclosed in the Fund’s financial statements, the Fund was among numerous plaintiffs that filed claims in the Arizona Superior Court on May 23, 2003 against various defendants, including J.P. Morgan Chase Bank, Credit Suisse First Boston Corp., and Deloitte & Touche in connection with the default of two asset-backed securities, NPF VI Trust and NPF XII Trust, held by the Fund.  The litigation was removed to federal court and now resides in the U.S. District Court for the Southern District of Ohio.  All claims have been settled with J.P. Morgan Chase Bank and Deloitte & Touche.  Registrant considers this litigation routine litigation incidental to its business.

GMO Emerging Country Debt Fund
In July 2005, the Fund entered into litigation against the Government of Argentina (“Argentina”) relating to Argentina’s failure to make payments on sovereign debt held by the Fund. That debt, which continues to be valued according to the Fund’s valuation policy, represented 1.63% of the net assets of the Fund as of February 28, 2009. Judgments were awarded in the Fund’s favor on September 24, 2007; however, the Fund’s ability to collect on those judgments remains uncertain.  All costs in respect of this matter are being borne by the Fund.

In July 2008, the Fund filed claims in the High Court of Justice in Accra, Ghana against GNPA Limited (“GNPA”) seeking payment on an unconditional promissory note issued by GNPA in an amount of $5.3 million.  The defaulted promissory note, which continues to be valued according to the Fund’s valuation policy, represented less than 0.1% of the net assets of the Fund as of February 28, 2009.  All costs in respect of this matter are being borne by the Fund.

Item 77I:  Terms of new or amended securities
•	Effective June 1, 2009, GMO U.S. Quality Fund changed its name to: GMO Quality Fund
•	Effective June 30, 2009, GMO Asset Allocation International Bond Fund was added as a new series of GMO Trust
•	Effective June 30, 3009, GMO World Opportunity Overlay Share Fund was added as a new series of GMO Trust

Item 77Q1:  Exhibits

(a)	Attached is Amended and Restated Agreement and Declaration of Trust, dated September 10, 2009 incorporating all current amendments (through Amendment No. 41) and filed with the Commonwealth of MA.

(b)	Attached is a copy of the following Amendment to the GMO Trust Declaration of Trust during this period:
•	Amendment No. 40: to rescind the establishment of GMO Global Growth Fund, dated June 18, 2009; and
•	Amendment No. 41: to establish new series: GMO World Opportunity Overlay Share Fund, dated June 19, 2009.

(c) Attached is a copy of the management contracts between GMO Trust, on behalf of all new series of GMO Trust (see above), and GMO LLC

(d)	Attached is a copy of each of our most recent Supplements to the GMO Trust Prospectus dated June 30, 2009: Supplements dated, June 30, 2009; July 30, 2009; September 14, 2009; and September 24, 2009.

Item 81:  Joint Fidelity Bond
•	Yes ($10M and a deductible of $100K)